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[VISTA GOLD CORP. LETTERHEAD]    7961 SHAFFER PARKWAY
                                 SUITE 5
                                 LITTLETON, COLORADO 80127
                                 TELEPHONE  (720) 981-1185
                                 FAX  (720) 981-1186

                                        Trading Symbol:  VGZ
                                        Toronto and American Stock Exchanges

________________________________________________NEWS____________________________

VISTA GOLD CORP. ANNOUNCES LETTER OF INTENT TO GRANT OPTION ON SILVER RESOURCES AT MAVERICK SPRINGS PROJECT IN NEVADA

DENVER, COLORADO, NOVEMBER 7, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed a non-binding letter of intent to grant to Silver Standard Resources Inc. (TSX Venture: SSO; Nasdaq SmallCap: SSRI) an option to acquire Vista's interest in the silver resources hosted in the Maverick Springs project in Nevada. Vista will retain its 100% interest in the gold resources. Completion of the transaction is subject to regulatory approvals, and negotiation and execution of a definitive agreement, with closing expected in December. The Maverick Springs project is one of two Nevada projects that Vista acquired from Newmont USA Limited, a subsidiary of Newmont Mining Corporation (NYSE & ASX: NEM; TSX: NMC), in October 2002, as previously announced. The agreement with Silver Standard will be subject to the terms of the purchase agreement between Newmont and Vista.

Under the proposed agreement, Silver Standard will pay Vista U.S. $1.5 million over four years including a payment of U.S. $300,000 at closing. The remaining U.S. $1.2 million will be used to fund exploration programs, land holding costs and option payments. Silver Standard and Vista will form a committee through which they will jointly manage exploration of the Maverick Springs project. Vista will be the operator and have a 45% vote on the committee, Silver Standard will have a 55% vote. After Silver Standard has completed its U.S. $1.5 million in payments to Vista, costs will be shared by the two corporations on the same ratio as established for operation of the management committee: Vista - 45% / Silver Standard - 55%, subject to standard dilution provisions.

"This is a win-win situation in the truest sense," said Jock McGregor President and CEO of Vista Gold Corp., "Vista retains the gold resources and has a strong partner to fund exploration over the next four years, which we expect will add additional gold resources at no cost to us. In return, Silver Standard gains a significant silver resource. This kind of synergy maximizes the value of the Maverick Springs deposit."

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.




The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.
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